Exhibit 99.1

PRESS RELEASE

Date:	January 13, 2005
Contact:	Julie Langenheim
Title:	Executive Services and Investor Relations Manager
Phone:	1-509-459-6100
Internet:	InvestorRelations@WestCoastHotels.com

www.westcoasthotels.com
www.ticketswest.com
www.redlion.com
www.g-b.com

Stephen R. Blank to Resign from Board of Directors

January 13, 2005

SPOKANE, Wash. – WestCoast Hospitality Corporation (NYSE: WEH) announced today that Stephen R. Blank, citing increasing demands on his time, has decided to resign from the company’s board of directors effective at the next annual meeting of the shareholders of the company or upon the earlier identification of his replacement by the company’s board of directors.

Commenting on his decision, Mr. Blank said: “Due to increasing time requirements associated with various professional and personal activities, I have decided to resign from the company’s board of directors. I have appreciated the opportunity to serve on the company’s board of directors and am very excited about the strategic initiatives recently announced by the company.”

Donald K. Barbieri, Chairman of the Board, said: “We certainly understand Steve’s decision and are grateful for his tremendous service to the company over the years. His wisdom and experience have helped successfully guide the company through a period of significant growth, and I am personally thankful for Steve’s always thoughtful counsel. ”

The board of directors’ nominating and corporate governance committee will promptly begin the process of identifying and evaluating replacements for Mr. Blank.

About WestCoast Hospitality Corporation

WestCoast Hospitality Corporation is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under its WestCoast® and Red Lion® brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and brokering sales and leases of commercial and multi-unit residential properties.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, matters discussed in the Company’s annual report on Form 10-K for the 2003 fiscal year and in other documents filed by the Company with the Securities and Exchange Commission.

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